Exhibit 107.1
Calculation of Filing Fee Table
Form S-8
(Form Type)
HashiCorp, Inc.
(Exact name of registrant as specified in its charter)
Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.000015 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	9,498,401(2)	$29.37(4)	$278,968,037.37	0.0001102	$30,742.28
Equity	Class A common stock, $0.000015 par value per share, reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	1,899,680(3)	$24.97(5)	$47,435,009.60	0.0001102	$5,227.34
Total Offering Amounts					$326,403,046.97		$35,969.62
Total Fee Offsets							—
Net Fee Due							$35,969.62
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock.
(2) Represents an automatic increase on February 1, 2023 to the number of shares available for issuance under the 2021 Plan in accordance with the automatic annual increase provisions of the 2021 Plan.
(3) Represents an automatic increase on February 1, 2023 to the number of shares available for issuance under the 2021 ESPP in accordance with the automatic annual increase provisions of the 2021 ESPP.
（4) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $29.37 per share, which is the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on March 20, 2023.
（5) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $29.37 per share, which is the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on March 20, 2023. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of Class A common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2021 ESPP).